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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement on Form S-1 (File No. 333-100648) of ScanSoft, Inc. of our report dated February 9, 2003, except as to
Note 20 for which the date is March 11, 2003, relating to the consolidated financial statements of ScanSoft, Inc. and our report dated February 9, 2003 relating to the financial statement schedule of ScanSoft, Inc., which appear in ScanSoft, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP


Boston, Massachusetts
October 16, 2003